Exhibit 10.44

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) dated as of December 18, 2009 is entered into by and between Prem Nath, Ph.D., an individual (“Employee”), and Ascent Solar Technologies, Inc., a Delaware corporation (“Ascent Solar” or the “Company”).

RECITALS

A. Effective July 15, 2009, Employee and Ascent Solar entered into an Executive Employment Agreement (“Employment Agreement”) whereby Employee was employed as Ascent Solar’s Senior Vice President of Production Operations and Technology. Previously, Employee had been employed as the Company’s Senior Vice President of Manufacturing pursuant to an Executive Employment Agreement dated July 19, 2006.

B. On December 18, 2009 (“Notice Date”), Ascent Solar and Employee agreed that Employee’s employment with Ascent Solar will terminate effective January 15, 2010 (“Separation Date”).

C. The parties wish to memorialize the terms of Employee’s separation and provide a structure for payout of the severance pay pursuant to the terms and conditions set forth in this Agreement and Employee’s Employment Agreement.

AGREEMENT

1. Termination of Employment. Employee’s employment with Ascent Solar will terminate effective as of the Separation Date. For purposes of Employee’s Employment Agreement, the termination of his employment is a Termination Without Cause.

2. Compensation owed. Employee acknowledges receipt of all compensation, including accrued but unused vacation time, due from Ascent Solar through the payroll period immediately prior to the Notice Date. Employee acknowledges that he will receive all owed final compensation on his Separation Date. Ascent Solar shall commence paying Employee the severance benefit provided for in paragraph 6(b) of his Employment Agreement (such $280,000.00 annualized gross salary referred to herein as the “Contractual Severance Benefit”) in twelve monthly installments commencing January 31, 2010 and ending December 31, 2010 (notwithstanding and in lieu of any other payment schedule set forth in the Employment Agreement).

3. Separation Benefit. Subject to the provisions of this Agreement and provided Employee performs all of his obligations and satisfies all conditions precedent under this Agreement, and does not revoke his acceptance of this Agreement, Ascent Solar will provide Employee with the following separation benefits (the “Separation Benefits”) in addition to the Contractual Severance Benefit:

(a) A lump sum payment of One Hundred Sixteen Thousand and 00/100 Dollars ($116,000.00), less required withholding, payable the later of December 31, 2009 or the Effective Date (defined below).

(b) A lump sum payment of Forty Thousand and 00/100 Dollars ($40,000.00), payable on January 31, 2010 to cover all miscellaneous costs, including without limitation health care expenses after the Separation Date, accumulated and unused vacation time and early lease termination fees.

(c) Of the up to fifteen thousand (15,000) restricted stock units (“RSUs”) scheduled to vest on December 31, 2009 under the Employment Agreement based upon evaluation of Employee’s performance, seven thousand five hundred (7,500) RSUs shall be deemed vested as of December 31, 2009. The remaining seven thousand five hundred (7,500) RSUs eligible for vesting on December 31, 2009 shall not vest and are hereby forfeited by Employee.

The Separation Benefits do not constitute nor are they intended to be any form of compensation already owed to Employee by Ascent Solar.

4. Consideration and Tax Withholding. Employee acknowledges that the Separation Benefits constitute a substantial economic benefit to Employee, that they constitute good and valuable consideration for the various commitments undertaken by Employee in this Agreement, and that except as set forth in Sections 2 and 3 above, Employee shall not be entitled to any payments under this Agreement after the Separation Date. Employee agrees and acknowledges that all payments provided to him under this Agreement may be subject to tax withholding at the discretion of the Company. Notwithstanding any prior agreement or arrangement to the contrary, Employee agrees and understands that except for amounts that the Company is required by law to withhold, Employee is responsible for payment, if any, of all local, state, and/or federal taxes on the payments and any other consideration provided under this Agreement by the Company and any penalties or assessments thereon.

5. Parties Released. For purposes of this Agreement, the term “Releasees” means Ascent Solar, its past and present parents, subsidiaries, divisions, and affiliated entities; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, members, partners, directors, managers, trustees, officers, employees, agents, independent contractors, attorneys and insurers.

6. General Release. Employee, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, that Employee holds as of the date he signs this Agreement, or at any time he previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

(a) Arising out of or in any way related to Employee’s employment with Ascent Solar or the termination of his employment;

(b) Arising out of or in any way related to any contract or agreement between Employee and Ascent Solar;

(c) Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Sarbanes-Oxley Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (“ERISA”) (excepting claims for vested benefits, if any, to which Employee is legally entitled thereunder); the Colorado Constitution; the Colorado antidiscrimination statute (Title 24, Article 34, Part 4); and the Colorado Wage Act;

Separation Agreement and General Release

(d) Arising under or based on the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement; and

(e) Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, judicial or administrative decision, order, policy or regulation (i) prohibiting employment discrimination; (ii) providing for the payment of wages, benefits, or paid or unpaid leave of absence; (iii) creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, and the implied obligation of good faith and fair dealing; (iv) creating rights or claims arising out of or relating to any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or (v) creating rights or claims relating to or involving any misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery; fraud, negligence, or wrongful discharge.

7. Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Employee is legally entitled under ERISA), which Employee holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

8. Employee Waiver of Rights. As part of the foregoing General Release, Employee is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from the Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Agreement.

9. No Pending or Future Lawsuits. In addition to all other obligations contained in this Agreement, Employee agrees that he will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Notwithstanding the forgoing, nothing in this Agreement shall preclude Employee from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10. Remedies for Breach. If Employee, or anyone on his behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge in good faith the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act), or if Employee breaches any of the terms of this Agreement, then (a) Employee shall be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach and (b) payment of the Separation Benefits shall cease and be forfeited by Employee.

Separation Agreement and General Release

11. No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Employee, and particularly any liability arising out of or in any way related to his employment with Ascent Solar or the termination of his employment.

12. Additional Post-Employment Covenants.

(a)With respect to Ascent Solar’s trade secrets and other confidential information, Employee hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations to which he is subject under any agreement with Ascent Solar, including without limitation, the Employee Invention Assignment and Non-Disclosure Agreement executed by Employee on July 31, 2006 (“NDA”) and the nondisclosure obligations set forth in Employee’s Employment Agreement, as well as the Colorado Uniform Trade Secrets Act.

(b) Employee shall keep confidential the existence of this Agreement and its terms, and agrees that neither he, nor his attorneys, nor any of his agents shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Colorado Civil Rights Commission or any other federal, state or local fair employment practices agency), unless written consent is given by Ascent Solar’s Board of Directors, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Employee from disclosing the terms of this Agreement to his respective attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.

(c) Employee will not, without the express written consent of the Company’s Chief Executive Officer, access or attempt to access, directly or indirectly, by any matter whatsoever, Ascent Solar’s computer network, including without limitation, Ascent Solar’s e-mail system (other than to transmit e-mail messages for a legitimate business purpose on behalf of Ascent Solar), Ascent Solar’s electronic document storage and retrieval system or applications, and Ascent Solar’s computer network servers and related equipment.

(d) Employee shall comply with all United States and Colorado securities laws through which he has obligations as a result of his employment with Ascent Solar.

(e) Employee agrees that for a period of eighteen (18) months following the Separation Date (or such lesser period to the maximum extent provided by applicable law), he will not without the express prior written consent of Ascent Solar: (a) directly or indirectly, on behalf of himself or another person (whether as an owner, principal, agent, affiliate, member, director, officer, manager, employee, partner, consultant or other participant), engage in any business relating to the design, manufacture or sale of copper-indium-gallium-diselenide photovoltaic technology or products (or similar or equivalent technology or products where one or more of the elements has been substituted); and (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of Ascent Solar with any Customer, vendor or Strategic Partner of Ascent Solar or induce any such Customer, vendor or Strategic Partner to cease doing business with Ascent Solar. For purposes of this paragraph, the term “Customer” means (i) a customer or prospective customer (based on the Company’s sales contact databases and systems) of Ascent Solar at any time during Employee’s employment with the Company, or (ii) any entity as to which Employee acquired Confidential Information (as that term is defined in Employee’s NDA) at any time during his employment with the Ascent Solar. For purposes of this paragraph, the term “Strategic Partner” means (i) a partner or prospective partner with whom Ascent Solar has had any discussions at any time during Employee’s employment with the Company, or (ii) any entity as to which Employee acquired Confidential Information (as that term is defined in Employee’s NDA) at any time during his employment with the Ascent Solar. Employee acknowledges and agrees that the market for Ascent Solar’s products is worldwide in geographic scope and that Ascent Solar has and will attract customers from the Americas, Asia, Europe and other locations.

Separation Agreement and General Release

(f) Employee agrees that for a period of eighteen (18) months following the Separation Date, he will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may interfere with Ascent Solar’s relationship with any of its employees, including without limitation, inducing an employee of Ascent Solar (who is employed by Ascent Solar as of the Notice Date) to leave the employ of the Company.

(g) Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

(h) Employee agrees that for a period of two (2) years following the Separation Date, he will not, for any reason, engage in any activity that could reasonably give rise to an actual or perceived conflict with the interests of Ascent Solar, its business or its operations.

13. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s Human Resources Manager, who shall use his/her best efforts to respond by providing only the Employee’s last position and dates of employment. The Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or director is an employee or director of the Company. The Parties further agree that each Party shall have the opportunity to review and approve any press release or other publicly distributed written communication (other than the Company’s filings pursuant to the Securities Exchange Act of 1934, as amended) regarding Employee’s departure from the Company prior to publication or release of such communication.

14. Warranty of Return of Ascent Solar Property. Employee warrants and acknowledges that upon termination of his employment with Ascent Solar, he will turn over to Ascent Solar all equipment or other property issued to him by Ascent Solar, along with all documents, notes, computer files, and other materials which he had in his possession or subject to his control, relating to Ascent Solar, or its technology, products or customers. Employee further warrants and acknowledges that he has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

15. Consideration Period. Employee is advised to consult with an attorney of his choice prior to signing this Agreement. Employee understands that he has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run on the Notice Date, which Employee acknowledges is the date on which he received a copy of this Agreement (if not earlier). In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

Separation Agreement and General Release

16. Revocation Period. Employee understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation (the “Effective Date”). Employee acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Chief Executive Officer, that is received prior to the Effective Date.

17. Warranty of Understanding and Voluntary Nature of Agreement. Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement; and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

18. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that: he has read this Agreement; he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; he understands the terms and consequences of this Agreement and of the releases it contains; and he is fully aware of the legal and binding effect of this Agreement.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or if required by law the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

21. Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Employee and Ascent Solar with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

22. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

Separation Agreement and General Release

23. Attorney Fees. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

24. Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

25. No Oral Modification. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Employee and Ascent Solar’s Chief Executive Officer.

26. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and Ascent Solar and its successors and assigns.

27. Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

ASCENT SOLAR TECHNOLOGIES, INC.			EMPLOYEE

By:	/s/ Farhad Moghadam	12/21/09	/s/ Prem Nath	12/21/2009
	Farhad Moghadam, Ph.D. Chief Executive Officer	Date	Prem Nath, Ph.D.	Date

Separation Agreement and General Release